Exhibit 10.1

AGREEMENT OF PURCHASE AND SALE

This Purchase Agreement ("Agreement") is made and entered into this 9th day of March, 2007, by and between M2C Global, Inc. (A Nevada Corporation, referred to herein as "Seller"), and AL Global, Inc. (A California Corporation, referred to herein as "Buyer'') DBA Youngevity . Whereas Seller is an established corporation in the marketing and sale of products related to Nutritional products and has developed a distributor organization of Independent authorized agents for the sale of its products, including the M2C product line and AC.T. product brand. Whereas Purchaser wishes to acquire and seller wishes to sell / transfer, among other things, its Distributor I Customer organization and the M2C product line and AC.T product brand, this Agreement is to witness the following:

WITNESSETH :

1.
 SALE OF BUSINESS ASSETS . Seller shall sell / transfer to the Purchaser and Purchaser shall purchase from the Seller free from all liabilities and encumbrances except as hereinafter set forth, subject to the terms and conditions set forth in this Agreement, the following described property: Certain business assets and properties owned or utilized by Seller including but not limited to: Seller's Distributorship  / Customer organization,  rights, intellectual property (including websites, and URLs), trademarks,  and tradenames associated with the M2C product  line and AC.T.brand, and product line, M2C Product Inventory (To be held on consignment), as well as other assets and rights listed on the attached Schedule of Property which has been prepared and initialed by the Seller and the Purchaser and which is attached hereto and fully incorporated herein ("Schedule of Property'').

2.	Purchase Price. The purchase price for the business assets and properties shall be $4,500,000.00 (US$) (Four million, Five Hundred Thousand Dollars and No Cents)

3.
$100,000.00 (US$) One Hundred Thousand Dollars to be paid upon signing of this agreement. To be REFUNDABLE within 120 days of April 30th, if for whatever reason the 250,000.00(US$) dollar payment due by April 30th 2007 is not made.

4.
$250,000.00(US$) Two Hundred and Fifty Thousand Dollars to be paid by April 30th, 2007. If this payment is not made, the previous $100,000.00(US$) dollar payment is to be refunded with in 120 days of April 30th, 2007.

5.	$150,000.90(US$) One Hundred and Fifty Thousand Dollars to be paid with in 90 days of the closing of this agreement.

6.
The Balance of $4,000,000.00(US$) (Four Million Dollars) to be paid at the monthly rate of 10% of Net Product Sales of the M2C Global Distributor Group regardless of what products are purchased. (These could be any Youngevity Group Products, i.e., Youngevity, Supralife, Tidal Wave, NuVANTE, Ancient Legacy, or M2C products) Example :If the M2C Downline Produces a product sales volume of $500,000.00(US$) for a given month, regardless of what commissionable products are purchased, this would produce a payment to the current shareholders of M2C of $50,000.00(US$) (Fifty Thousand Dollars) for that month's sales, which would be deducted from the balance of $4,000,000.00(US$)

7.	Ten Per Cent of Net Product Sales to the M2C Distributor Organization . (Net product sales shall mean gross product sales less returns and adjustments). To be paid until the balance is paid in full.

8.	Certain Bonus Payments to be paid to Sellers are:

a.
$1,000,000.00(US$) (One Million Dollars) in additional payments to be made to the Sellers by the Purchaser if the sales of the M2C organization reach 24 Million Dollars on an annualized basis. To be determined by sales of the M2C Distributor Sales Organization achieving $2,000,000.00(US$) (Two Million Dollars) of Product sales per month, excluding shipping, taxes and non commissionable sales aids, for a 3 month period. The additional purchase I bonus payment would then be due from purchasers to sellers.

b.
. $1,000,000.00(US$) (One Million) in additional payments to Sellers by Purchaser if sales of $48,000,000.00(US$) (Forty· Eight Million) are achieved annually . To be determined by sales of the M2C Distributor Sales Organization achieving $4,000,000.00(US$) (two Million Dollars) of Product sales per month, excluding shipping, taxes and non commissionable sales aids, for a 3 month period . The additional purchase / bonus payment would then be due from purchasers to sellers.

c.
$2,000,000.00(US) (TWO Million Dollars) In additional payments to Sellers by Purchaser if sales of $72,000,000.00 (US$) (Seventy Two Million) dollars are achieved annually. To be determined by sales of the M2C Distributor Sales Organization achieving $6,000,000.00(US$) (Six Million Dollars) of Product sales per month, excluding shipping, taxes and non commissionable sales aids, for a 3 month period . The additional purchase / bonus payment would then be due from purchasers to sellers.

d.
$1,000,000.00(US$) (One Million) to be paid to Sellers by Purchaser if sales reach $100,000,000.00(US$) (One Hundred Twenty Million Dollars) are achieved annualy. To be determined by sales of the M2C Distributor Sales Organization achieving $8,333,000.00 (US$) of Product sales per month, excluding shipping, taxes and non commissionable sales aids, for a 3 month period. The additional purchase / bonus payment would then be due from purchasers to sellers.

The total payments possible under this bonus plan are $5,000,000.00(US$) (Five Million Dollars). If sales of the M2C Distributor Organization do not reach these sales objectives, the Bonus Payments will not be due or payable .

9.	PAYMENT OF PURCHASE PRICE. The purchase price, as provided in Paragraph 2, shall be paid by the Purchaser in the following manner:

A) Fifteen days after the end of each calendar month commencing with the month of ApriL 2007 Purchaser shall pay Seller Ten Percent (1O%) of such prior month's Net Product Sales attributable to the M2C Sales Organization . Payments shall be made until the balance of $4,000,000.00(US$) (Four Million Dollars) is paid in full with no interest. Any such payment shall be past due if not received by Seller before the 20th day of such month.

B.) The "Bonus Payments" described in paragraph 8 are in addition to the $4,000,000.00(US$) (Four Million) dollar "Purchase Price".

C.)  With respect to the inventory, Seller shall ship its remaining M2C inventory to Purchaser on consignment, along with a list of such inventory shipped and the inventory cost.  Fifteen days after the end of each calendar month commencing with the month of May, 2007, Purchaser shall pay Seller the cost, as listed on the inventory provided to Purchaser, of all inventory sold the prior month. Each month, Purchaser shall also provide a monthly report of inventory sold and inventory remaining on hand.

10.	Closing. Seller agrees to close this transaction no later than April 2nd , 2007. (the "Closing Date").

11.	POST CLOSING OBLIGATIONS OF SELLER I PURCHASER.

A) Seller agrees to use its best efforts in assisting with the transition transfer of the Seller's Distributor / Customer Organization and records to Purchaser . After Closing, Seller agrees to refer all order and inquiries related to the subject matter of this Agreement to Purchaser. Seller further agrees to allow reasonable access to historical financial information as necessary .

B.) Purchaser agrees to allow Seller reasonable access to its books and records for audit purposes of the gross product sales attributable to the M2C Distributor Organization sold by Purchaser. Purchaser agrees further to reasonably cooperate with Seller's requests for information . Seller shall notify Purchaser no less than three (3) business days prior to the date of its intended inspection of books and records. Such information shall be confidential and Seller shall not disseminate such information and may only use it for audit purposes .

C.) Purchaser agrees to use its best efforts to maintain and increase the sales of the Distributor I Customer organization acquired from Seller. Purchaser further agrees not to materially alter, transfer, assign, or otherwise dispose of such distributor organization until payment in full and the maturity of this agreement (The total of $4,500,000.00)(US$).

D.) Purchaser shall use its best efforts to sell the inventory acquired from Seller and to prioritize the sale of such inventory.

E.) Purchaser and Seller acknowledge that the Distributor / Customer organization, Inventory, and the other M2C listed assets constitute valuable assets of Seller's. Purchaser and Seller therefore agree that during the term of this Agreement and for one (1) year period after payment in full of the Purchase agreement, Sellers shall not contract with , utilize or attempt to utilize whether directly or indirectly, any portion of the Distributor organization of seller, ifsuch action could have the effect of re-directing the resources and skills of such Distributor or Distributor organization.

12.
COVENENTS OF SELLER. Seller covenants to Purchaser that Seller has good and marketable title in and to the assets being sold, free of all debts, liens and encumbrances, except as is expressly provided for herein.

13.
SELLER'S REPRESENTATIONS AND WARRANTIES. Seller represents and warrants to Purchaser the following matters as of the date hereo each of which shall also be true and complete as of the Closing as if made on the date of Closing, and each shall be deemed to be independently material :

A.) That Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada . That all signatures to this Agreement have full corporate power to carry on the business as it is now being conducted and to enter into this Agreement on behalf of Seller and to bind Seller to the terms thereof

B.) That the execution of this Agreement by Seller and its delivery to Purchaser have been duly authorized by Seller's Board of Directors and such Agreement and the execution and delivery thereof have been duly approved by all the holders of Seller's outstanding shares; and no further corporate action is necessary on Seller's part to make this Agreement valid and binding upon it in accordance with its terms.

C.) Thatthe assets being sold to Purchaser are free from all security interests, mortgages, liens, claims, defects of title, and encumbrances, save and except set out on the Schedule of Contracts and Liabilities appended hereto.

D.) That Seller is neither a foreign corporation, foreign person nor intermediary for a foreign corporation or foreign person, subject to withholding requirements of the Internal Revenue Service.

14.	BREACH OF REPRESENTATIONS AND WARRANTIES. In the event that any of the above representations or warranties are breached, then Purchaser shall have the right to recover its damages from Seller.

15.	REPRESENTATIONS AND WARRANTIES OF PURCHASER . Purchaser represents and warrants as follow, to-wit:

A.) That Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of California and has full corporate power to carry on its business as it is now being conducted and to enter into and fully perform its obligations under the term of this Agreement.

B.) That the proprietary information relating to the Distributor I Customer organization made the subject of this Agreement shall remain confidential and neither Purchaser nor Seller shall release or otherwise disclose, except as required by law, such information without the prior written consent of the other party.

16.
DEFAULT . If Purchaser fails to timely pay or fails to perform any of Purchasers obligations or breaches any of Purchasers representations or warranties, Seller may recover its damages, elect to rescind this Agreement and I or seek any and all equitable or legal remedies available.

17.
OTHER DOCUMENTS.  Seller further agrees to execute and deliver to Purchaser all deeds, assignments, documents of title, and other instruments which may be necessary to effect the transfer of the assets and properties described in this Agreement.

18.
NOTICES . Any notice, request, demand, instruction or other communication to be given to either party hereunder, except for those required to be delivered at Closing, shall be inwriting and shall be deemed to be delivered upon the earlier of actual-receipt (whether by hand delivery or delivery service) or upon deposit with the U.S. Postal Service, registered or certified mail, postage prepaid, return receipt requested, and addressed as follows:

If to Seller :
Global Gold International, Inc. Attn: Scott McKnight
1270 Champion Circle # 100
Carrollton, Texas 75006

If to Purchaser :

Youngevity
Attn: Steve Wallach 2400 Boswell Rd.
Chula Vista, Ca 91914

19.
GOVERNING LAW / JURISDICTION. This Agreement is being executed and delivered, and is intended to be performed, in the State of California, and the laws of such State Shall govern the validity, construction, enforcement and interpretation of this Agreement unless otherwise specified herein .

20.
ENTIRETY AND AMENDJMENTS. This Agreement and the Exhibits attached hereto embody the entire agreement between the parties and supersedes all prior agreements and understandings, if any, relating to the Subject Property and may be amended or supplemented only by an instrument inwriting executed by the party against whom enforcement is sought.Further, the prevailing party in any litigation between the parties shall be entitled to recover, as a part of its judgment reasonable attorney's fees.

21.
INVALID PROVISIONS.  Ifany provision of this Agreement is held to be illegaL invalid or unenforceable under present or future laws, such provisions shall be fully severable and this Agreement shall be construed and enforced as ifsuch illegal, invalid, or unenforceable provision had never comprised a part of the Agreement. The remaining provisions of the Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement . Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid or enforceable.

22.	PARTIES BOUND. This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective heirs, personal representatives, successors and assigns.

23.
FURTHER ACTS. In addition to the acts recited in this Agreement to be performed by Seller and Purchaser, Purchaser and Seller agree to perform or cause to be performed at or after Closing any and all such further acts as may be reasonably necessary to consummate the sale contemplated hereby.

24.
THlRD PARTY BENEFICIARIES. The rights, privileges, benefits and obligations arising under or created by this Agreement are intended to apply to and shall only apply to Purchaser and Seller and no other persons or entities.

25.
PURCHASER'S AUTHORITY. The person executing this Agreement on behalf of Purchaser warrants to Seller that he has the Authority to execute this Agreement on behalf of Purchaser and to bind Purchaser pursuant to the terms hereof.

26.	EFFECTIVE DATE. The effective date of this Agreement shall be the date this Agreement is executed by both Seller and Purchaser. References to "Date of Agreement" are to the effective date.

27.	CAPTIONS. The captions herein contained are for the purpose of identification only and shall not be considered in construing this Agreement.

28.	TIME IS OF ESSENCE. Time is of the essence of this Agreement and each and every provision hereof

~~29.~~	~~ASSIGNMENT. Purchaser may not assign its right; title and interest in and to the agreement to any p0rsoa or entity~~. SRW

30.
ARBITRATION / ATTORNEY'S FEES. Any controversy or claim arising out of or related to this Agreement or its subject matter, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), but not administered by the AAA, before a panel of three Arbitrators whose compensation therefore shall be set by agreement of the parties should such proceeding become necessary. The panel shall be selected by each party selecting one neutral arbitrator and the persons thus selected shall select a third arbitrator who may not be a person suggested by either party. Judgment upon the award rendered by the arbitrator may be entered in any Court having jurisdiction thereof Any Arbitration shall be conducted in San Diego, California. The non-prevailing party in any cause of action brought hereunder, pursuant hereto, or in connection herewith, inclusive without limitation of an action for declaratory or equitable relief, shall be liable for the reasonable attorney's fees, expenses and costs of suit incurred by the prevailing party therein .

EXECUTED  by Seller this 9th day of March, 2007

Seller

M2C Global, Inc.

By: /s/ Scott McKnight
Scott McNight, Authorized Agent

/s/ Mark McKnight
Mark McKnight, Authorized Agent

EXECUTED by Purchaser this 12th day of March 2007

Purchaser:

AL Global, Inc. DBA Youngevity

By: /s/ Steve Wallach
Steve Wallach, Authorized Agent